                                                                    EXHIBIT 4.10


                           INSTALLMENT SALE AGREEMENT

                                    Between

                  ERIE COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY

                                      and

                             McINNES STEEL COMPANY

                                      and

                                   ASSIGNMENT

                                       to

                            MARINE BANK, as Trustee


                          Dated as of November 1, 1991

                              TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   ----

  Recitals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                                    ARTICLE I
                                                   Definitions

  Section 1.1          Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
  Section 1.2          Rules of Construction; Time of Day . . . . . . . . . . . . . . . . . . . . .   4


                                                    ARTICLE II
                                           Representations and Findings

  Section 2.1          Company Representations  . . . . . . . . . . . . . . . . . . . . . . . . . .   4
  Section 2.2          Issuer Representations and
                         Findings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5


                                                   ARTICLE III
                                Acquisition and Construction of Project Facilities

  Section 3.1          Transfer of Project Facilities; Possession and Quiet Enjoyment
                         by Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  Section 3.2          Contracts for Project Facilities . . . . . . . . . . . . . . . . . . . . . .   7
  Section 3.3          Provisions with Respect to Title . . . . . . . . . . . . . . . . . . . . . .   7
  Section 3.4          Description of Project Facilities  . . . . . . . . . . . . . . . . . . . . .   8
  Section 3.5          Notices and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
  Section 3.6          Additions and Changes to Project
                         Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


                                                    ARTICLE IV
                                               Financing of Project

  Section 4.1          Issuance of Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  Section 4.2          Construction Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
  Section 4.3          Bonds Not to Become Arbitrage Bonds  . . . . . . . . . . . . . . . . . . . .  10
  Section 4.4          Restriction on Use of Bond Proceeds  . . . . . . . . . . . . . . . . . . . .  10
  Section 4.5          Three-Year Expenditure Requirement . . . . . . . . . . . . . . . . . . . . .  10
  Section 4.6          Completion of Project Facilities;
                         Excess Bond Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  Section 4.7          No "Same Issue" Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  Section 4.8          Fixed Rate Conversion  . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  Section 4.9          Election of $10,000,000 Limit  . . . . . . . . . . . . . . . . . . . . . . .  11


                                                                                                   Page
                                                                                                   ----


                                                     ARTICLE V
                                     Sale and Purchase of Project Facilities

  Section  5.1         Sale and Purchase of Project
                         Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  Section  5.2         Security . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  Section  5.3         Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . .  12
  Section  5.4         Acceleration of Payment to Redeem
                         Bonds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  Section  5.5         Letter of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  Section  5.6         Obligations Absolute and
                         Unconditional  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  Section  5.7         Assignment of Issuer's Rights  . . . . . . . . . . . . . . . . . . . . . . .  14
  Section  5.8         Conveyance of Title to Company . . . . . . . . . . . . . . . . . . . . . . .  14


                                                    ARTICLE VI
                                               Covenants of Company

  Section  6.1         Maintenance of Existence . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  Section  6.2         Maintenance and Operation of
                         Project Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  section  6.3         Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
  Section  6.4         Payment of Compensation
                         and Expenses of Trustee, Paying Agent and
                         Remarketing Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  Section  6.5         Payment of Issuer's Fees and
                         Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  Section  6.6         Indemnity Against Claims . . . . . . . . . . . . . . . . . . . . . . . . . .  16
  Section  6.7         Taxes, Other Governmental Charges
                         and Utility Charges  . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
  Section  6.8         Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  Section  6.9         Damage to or Condemnation of
                         Project Facilities . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  Section  6.10        Limitation of Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
  Section  6.11        Company's Lease of Project Facilities. . . . . . . . . . . . . . . . . . . .  21
  Section  6.12        Granting of Easements  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Section  6.13        Recording and Filing Requirements  . . . . . . . . . . . . . . . . . . . . .  22
  Section  6.14        Restricted and Prohibited Activities . . . . . . . . . . . . . . . . . . . .  23
  Section  6.15        Limitation an Capital Expenditures . . . . . . . . . . . . . . . . . . . . .  23
  Section  6.16        $40,000,000 Limit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  Section  6.17        Arbitrage Rebate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  Section  6.18        Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
  Section  6.19        Notice and Certification With
                         Respect to Bankruptcy Proceedings  . . . . . . . . . . . . . . . . . . . .  24


                                                                                                    Page
                                                                                                    ----

                                                   ARTICLE VII
                                          Events of Default and Remedies

  Section  7.1         Events of Default; Acceleration  . . . . . . . . . . . . . . . . . . . . . .  25
  Section  7.2         Payment of Purchase Price on
                         Default; Suit Therefor . . . . . . . . . . . . . . . . . . . . . . . . . .  27
  Section  7.3         Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  Section  7.4         Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  Section  7.5         Rights Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                   ARTICLE VIII
                                                  Miscellaneous

  Section  8.1         Limitation of Liability of Issuer  . . . . . . . . . . . . . . . . . . . . .  30
  Section  8.2         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
  Section  8.3         Assignment of Company's Rights;
                         Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  Section  8.4         Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  Section  8.5         Term of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
  Section  8.6         Amounts Remaining in Funds . . . . . . . . . . . . . . . . . . . . . . . . .  32
  Section  8.7         No Warranty by Issuer of Condition
                         Suitability or Zoning of Project . . . . . . . . . . . . . . . . . . . . .  32
  Section  8.8         Company's Federal Income Taxation  . . . . . . . . . . . . . . . . . . . . .  33
  Section  8.9         Survival of Covenants, Conditions
                         and Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  Section  8.10        Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  Section  8.11        Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  Section  8.12        Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  Section  8.13        Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
  Section  8.14        Receipt of Indenture . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34


  Execution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

  Acknowledgments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

  Exhibit A - Real Estate Description

  Exhibit B - Description of Project Facilities

  Exhibit C - Purchase Price Principal Amortization

  Assignment

     INSTALLMENT SALE AGREEMENT dated as of November 1, 1991 (this "Financing Agreement" or "Sale Agreement") between ERIE COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY (the "Issuer"), a public instrumentality and body corporate and politic of the Commonwealth of Pennsylvania and McINNES STEEL COMPANY (the "Company"), a Pennsylvania corporation.


It is RECITED as follows:


     A. Under the Pennsylvania Industrial and Commercial Development Authority Law, Act of August 23, 1967, P.L. 251, as amended, including by the Act of December 29, 1971, P.L. 647 (the "Act"), the Issuer is authorized to enter into agreements providing for the acquisition, construction and equipping of industrial and commercial development projects and the sale thereof to industrial or commercial occupants for the public purposes of promoting the health, safety and general welfare of the people of the Commonwealth of Pennsylvania by alleviating unemployment, maintaining employment at a high level, and creating and developing business opportunities in the Commonwealth of Pennsylvania.

     B. The Issuer has undertaken the financing of costs of a project (the "Project") involving the acquisition of certain improved industrial real estate commonly known as 1533 East Twelfth Street, Erie, Erie County, Pennsylvania and the acquisition of certain machinery and equipment to be installed on and constructed into such real estate (the "Project Facilities") and the sale thereof to the Company for use as a manufacturing facility. The
Project Facilities real estate is fully described on Exhibit A hereto, and the Project Facilities machinery and equipment are as described on Exhibit B hereto. The Issuer and the Company intend that the Issuer's bonds issued to finance the Project will constitute an exempt small issue for the purposes of
Section 144(a)(4)(A) of the United States Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder (collectively the "Code") so that interest on such bonds will not be included in the gross income of the recipients thereof for federal income tax purposes.

     NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound, the Issuer and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS


     Section 1.1 Definitions. In this Agreement (except as otherwise expressly provided or unless the context otherwise requires) the following terms shall have the meanings specified in the foregoing recitals:

               Act                         Company
               Financing Agreement         Project
               Issuer                      Project Facilities
               Code

In addition, the following terms shall have the meanings specified in this Section, unless the context otherwise requires:

     "Agreement" means this Financing Agreement.

     "Bank" means Marine Bank, as issuer of the original Letter of Credit, and any bank or financial institution issuing any replacement Letter of Credit.

     "Bond" or "Bonds" means the Issuer's Variable Rate Demand Industrial Development Revenue Bonds (McInnes Steel Company Project, Series of 1991) issued under the Indenture in the original aggregate principal amount of $6,000,000.

     "Business Day" means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in New York, New York or Erie, Pennsylvania, or in any other city in which the Principal Office of the Trustee, the Paying Agent, the Remarketing Agent or the Bank, is located, are required or authorized by law (including executive order) to close or on which the Principal Office of the Trustee, the Paying Agent, the Remarketing Agent or the Bank is closed for reasons not related to financial conditions, or (iii) a day on which the New York Stock Exchange is closed.

     "Condemnation Award" means any award or payment (less any expenses, including attorneys fees, incurred by the Issuer, the Trustee, the Bank or the Company in connection therewith) which may be made with respect to the Project Facilities as a result of (i) the taking of all or a portion of the Project Facilities by the exercise of the right of eminent domain by any governmental body, or by any person, firm or corporation acting under governmental authority (or a bona fide sale in lieu of such taking) or (ii) the alteration of the grade of any street.

     "Contracts" means the contracts and purchase orders awarded by the Company pursuant to Section 3.2.

     "Cost" or "Costs" means any costs of or in respect to the project or the Project Facilities now or hereafter permitted under the Act. Without limiting the generality of the foregoing, such costs may include: (i) amounts payable to contractors and suppliers (including fees for designing Project Facilities where the designs are provided by the contractor or supplier); (ii) costs of labor, services, materials, supplies and equipment furnished by the Company (including shipping costs) plus the Company's standard overhead charge; (iii) architectural, engineering, legal and other professional fees, marketing costs and brokerage commissions; (iv) interest on the Bonds to the extent permitted by the Act; and (v) costs of financing, including but not limited to bond discount, printing expense, mortgage taxes and recording fees, Trustee, Paying Agent and Remarketing Agent fees accrued prior to completion of the Project Facilities, and legal and accounting fees.

     "Event of Default" means any of the events described in Section 7.1.

     "Force Majeure" means any cause, circumstance or event not reasonably within the control of the Company, including, without limitation, the following: acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States or of the State or any of their departments, agencies, political subdivisions or officials, or any civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; storms; droughts;
floods; washouts; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; and shortages of labor, materials, supplies or transportation.

     "Indenture" means the Issuer's Trust Indenture dated as of the date hereof delivered to the Trustee, as amended or supplemented at the time in question.

     "Letter of Credit" means the Bank's Irrevocable Letter of Credit dated _________________, 1991 and in favor of the Paying Agent, for the account of the Company, or any substitute therefor or any replacement Letter of Credit or Fixed Rate Letter of Credit delivered to the Paying Agent pursuant to Section 7.05.
7.07 or 7.09 of the Indenture.

     "Mortgage and Security Agreement" means the Mortgage and Security Agreement dated as of the date hereof delivered by the

Company and the Issuer to Trustee with respect to the Project Facilities as security for the Bonds.

     "Paying Agent" means the entity appointed as such by the Issuer and accepting such appointment for the time being pursuant to Article XIII of the Indenture, initially Bankers Trust Company, New York, New York.

     "Purchase Price" means the price to be paid by the Company for the Project Facilities pursuant to Section 5.3.

     "Reimbursement Agreement" means the Reimbursement, Credit and Security Agreement dated as of the date hereof between the Company and the Bank, as the same may be amended from time to time and filed with the Trustee and the Paying Agent, and any agreement of the Company with the Bank issuing a replacement Letter of Credit setting forth the obligations of the Company to such Bank arising out of any payments under the replacement Letter of Credit and which provides that it shall be deemed to be a Reimbursement Agreement for purposes of the Indenture.

     "Remarketing Agent" means Tucker Anthony Incorporated of New York, New York, and its successors in such capacity as provided in Section 14.01 of the Indenture.

     "State" means the Commonwealth of Pennsylvania.

     "Trustee" means Marine Bank, as Trustee, 901 State Street, Erie, Pennsylvania, and its successors in the trust under the Indenture.

     All other capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Indenture.

     Section 1.2 Rules of Construction; Time of Day. In this Financing Agreement, unless otherwise indicated, (i) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (ii) the words "hereof," "herein," "hereto," "hereby" and "hereunder" refer to this entire Financing Agreement, and (iii) all references to particular Articles or Sections are references to the Articles or Sections of this Financing Agreement. References to any time of the day in this Financing Agreement shall refer to Eastern Standard Time or Eastern Daylight Saving Time, as in effect in the City of Erie, Pennsylvania on such day.

                                   ARTICLE II

                          REPRESENTATIONS AND FINDINGS


     Section 2.1 Company Representations.  The Company represents that:

          (a) It is a corporation duly organized and existing under the laws of the Commonwealth of Pennsylvania, and is duly qualified to conduct its business under the laws of the Commonwealth. The making and performance of this Financing Agreement on the Company's part have been duly authorized in accordance with the terms and provisions of the Company's articles of incorporation and bylaws and will not violate or conflict with any governmental rule or regulation or with any agreement, instrument or document by which the Company or any of its properties are bound.

          (b) The Company is financially responsible and engaged in industrial activities in the State requiring substantial capital and creating substantial employment opportunities, and the Project will promote the purposes of the Act and the health, safety and general welfare of the people of the State by alleviating unemployment and maintaining employment at a high level and by creating and developing business opportunities in the State.

          (c) The Company intends to operate the Project as an industrial development project within the meaning of the Act.

          (d) The Project Facilities are located wholly within the City of Erie in the County of Erie, Pennsylvania, and consist of land or property of a character subject to allowance for depreciation under Section 167 of the Code.

          (e) The proceeds of the Bonds will not exceed the Costs of the Project.

          (f) The Company has acquired or will acquire before they are needed all permits and licenses and has satisfied or will satisfy all other requirements necessary for the acquisition, construction, equipping and operation of the Project Facilities.

     Section 2.2 Issuer Representations and Findings. The Issuer hereby represents and confirms its findings that:

          (a) The Issuer is a public body corporate and politic established in the State pursuant to the Act, is authorized and empowered by the provisions of the constitution and laws of the

State (including the Act) and its resolutions dated July 17, 1991 and November __, 1991 (collectively, the "Resolution") to enter into the transactions contemplated by this Agreement and to carry out its obligations hereunder. The Project constitutes and will constitute an industrial development project within the meaning of the Act.

          (b) Based on representations and information furnished to the Issuer by or on behalf of the Company, the Issuer has found that the Company is engaged in industrial activities in the State requiring substantial capital and creating substantial employment opportunities, that the Project will promote the health, safety and general welfare of the people of the State and the public purposes of the Act by alleviating unemployment and maintaining employment at a high level and by creating and developing business opportunities in the State, and that the Company is financially responsible to assume its obligations prescribed by this Agreement and the Act.

          (c) The Project Facilities are and shall be located wholly within the boundaries of the County of Erie within the State.

          (d) The Project, the issuance of the Bonds and the execution of this Financing Agreement and the Indenture have been approved by the Issuer at one or more duly constituted meetings at which a quorum was present and acting.

          (e) The Project has been approved (1) by a publicly elected local official, after a public hearing held upon at least two weeks prior notice, as required by the Code, and (2) by the State's Secretary of Commerce as required by the Act.

          (f) Except as otherwise permitted by this Financing Agreement, the Issuer covenants that it has not and will not pledge the income and revenues derived from this Agreement other than to secure the Bonds and the related obligations of the Company to the Bank under the Reimbursement Agreement.

                                  ARTICLE III

               ACQUISITION AND CONSTRUCTION OF PROJECT FACILITIES

     Section 3.1 Transfer of Project Facilities; Possession and Quiet Enjoyment by Company. Acquisition of or work on certain portions of the Project Facilities may have been commenced or completed on or before the date the Issuer issues the Bonds pursuant to this Financing Agreement. The Company hereby grants, conveys and assigns to the Issuer all of its right, title and interest in and to the Project Facilities. Issuer has requested that the Company at closing and settlement of the Bonds grant, convey and assign or cause to be granted, conveyed and assigned, to the Issuer, by deed, bill of sale, lease, assignment, license, grant of easement or other appropriate instrument, such interests as it may have in the Project Facilities and such additional rights as the Issuer shall require in order to comply with the Act, and Company agrees to comply with that request. The Issuer agrees that so long as no Event of Default hereunder or under the Indenture has occurred and is continuing, the Company, on performing the covenants and conditions contained herein, shall and may peaceably and quietly have, hold, enjoy and possess the Project Facilities free from molestation, eviction or disturbance by the Issuer or by any other person or persons claiming the same, by, through or under the Issuer. The Issuer agrees that it will not create any lien, encumbrance or charge upon the Project Facilities other than the security intended to be given under the Indenture and the Mortgage and Security Agreement or the security intended to be given to the Bank to secure the Company's obligations under the Reimbursement Agreement, and that the Issuer will not grant any easement, license, right of way or other rights or privileges in the nature of easements with respect to the Project Facilities, or otherwise encumber the Project Facilities, without the prior written consent of the Company.

     Section 3.2 Contracts for Project Facilities. The Company has awarded or will award contracts and purchase orders (collectively, the "Contracts") covering the acquisition, construction and equipping of the Project Facilities. Subject to Force Majeure, the Company will proceed diligently with the acquisition, construction and equipping of the Project Facilities to completion. The Company will pay all sums required to complete the same to the extent that the cost thereof is not provided pursuant to this Financing Agreement and the Indenture. The Company will have full responsibility for preparing, administering, amending and enforcing the Contracts and litigating or settling claims thereunder, and will be entitled to all warranties, guarantees and indemnities provided under the Contracts and by law. Subject to the provisions of Sections 3.6 and 4.2, the Company may make additions to, deletions from or changes in the Project Facilities without prior consultation with the Issuer or the Trustee.

     Section 3.3 Provisions With Respect to Title. The Contracts will provide and it is hereby agreed that title to the improvements and related equipment included in the Project Facilities shall pass directly from the contractor to the Issuer, as the materials and equipment constituting the same are delivered, erected, installed and/or put in place or as payments are made to the respective contractors therefor. If a Contract covers work in addition to work on the Project Facilities, the Company will cause the contractor thereunder to deliver separate requisitions and invoices to the Company for the work on the Project Facilities. The Company and the Issuer agree that all of the Company's right, title and interest in and to the Project Facilities has vested or will vest in the Issuer as provided in
     Section 3.1 and this Section, and that the Issuer's title to the Project Facilities shall constitute ownership and not a security interest; provided that the Company alone shall be entitled to deduct all depreciation on, and take any available tax credits in respect of, the Project Facilities on the Company's income tax returns.

          Section 3.4 Description of Project Facilities. As the acquisition and construction of the Project Facilities proceeds, and as improvements, additions, deletions and changes pursuant to Section 3.6 are proposed by the Company, the Company will supplement the information contained in Exhibit B to this Agreement by filing with the Issuer and the Trustee, information showing:

               (a) a description of the nature, function and size of improvements, fixtures and equipment to be included as part of the Project Facilities;

               (b)  the contractors performing work on the Project Facilities;
     and

               (c)  the estimated costs of the Project Facilities.

     The Company will revise Exhibit B and such supplemental information to reflect material additions to, deletions from and changes in the Project Facilities and will notify the Issuer and the Trustee of such modifications so that the Issuer and the Trustee will be able to ascertain the nature, location and estimated costs of the facilities covered by this Financing Agreement.

          Section 3.5 Notices and Permits. The Company shall give or cause to be given all notices and comply or cause compliance with all laws, ordinances, municipal rules and regulations and requirements of public authorities applying to or affecting the conduct of the work on the Project Facilities, and the Company will defend and save the Issuer, its members, officers, agents and employees, harmless from all fines due to failure to comply therewith. The Company shall procure or cause to be procured all permits and licenses necessary for the prosecution of the acquisition and construction of the Project Facilities.

          Section 3.6 Additions and Changes to Project Facilities. Subject to the provisions of Sections 4.2 and 6.15 of this Agreement, the Company may, at its option and at its own cost and expense, at any time and from time to time, make such improvements, additions and changes to and deletions from the Project Facilities as it may deem to be desirable for its uses and purposes, provided that (a) if an addition, deletion or change occurs prior to completion of the Project Facilities and if such addition, deletion or change is substantial in relation to the Bonds, then the Company shall have first obtained and filed with the Issuer and the Trustee an opinion of counsel qualified by experience to render such an opinion to the effect that such addition, deletion or change is permitted under the Act and will not adversely affect the exclusion from gross income of interest on the Bonds for federal income tax purposes; (b) the Company will obtain the Issuer's approval of any addition to the Project Facilities not generally described in Exhibit B on the date of delivery of this Agreement; (c) such improvements, additions and changes shall constitute part of the Project Facilities and be subject to the liens and security interests created by this Financing Agreement and the Mortgage and Security Agreement; and (d) without the prior written consent of the Issuer and the Trustee, the Company shall not permit any alienation, removal, demolition, substitution, improvement, alteration or deterioration of the Project Facilities or any other act which might impair or reduce the usefulness or value thereof, or the security provided under this Financing Agreement or the Mortgage and Security Agreement unless any item of property so removed by the Company shall be replaced by other property of similar value so that the original cost of all property so removed from the Project Facilities is never greater than the original cost of the property replacing the same. Upon written request of the Company, the Trustee shall execute termination statements for any filings made to perfect the security interests created by Section 5.2 for any fixture or item of equipment permanently removed from the Project Facilities by the Company pursuant to this Section.


                                   ARTICLE IV

                              FINANCING OF PROJECT


          Section 4.1 Issuance of Bonds. In order to finance the Project Facilities, the Issuer will issue and sell the Bonds up to the maximum aggregate principal amount of $6,000,000. The Bonds will be issued under and secured by the Indenture, and will be additionally secured by the Mortgage and Security Agreement and this Financing Agreement. The Bonds will be payable solely from payments made by the Company pursuant to the terms hereof, or from other moneys available for such purchase under the terms of the Indenture. The net proceeds of the Bonds shall be deposited as provided in Section 2.11 of the Indenture.

          Section 4.2 Acquisition Fund. The net proceeds of the Bonds (exclusive of accrued interest, if any) will be deposited in the Acquisition Fund established under the Indenture for payment of Costs of the Project upon requisition by the Company as provided in Section 5.02 of the Indenture. The Company agrees that the sums so requisitioned from the Acquisition Fund will be used only for the Costs of the Project as set forth in such requisitions, and will not be used for any other purpose. The Company shall have the right to enforce payments from the Acquisition Fund upon compliance with the procedures set forth in Section 5.02 of the Indenture; provided that during the continuance of an Event of Default as defined in the Indenture, the Acquisition Fund shall be held for the benefit of Registered Holders of the Bonds in accordance with the provisions of the Indenture. In the event of any deletion of facilities from the Project Facilities prior to the completion of the Project Facilities, the Company shall restore to the Acquisition Fund the full amount of any payments theretofore made from the Acquisition Fund on account of such deleted facilities.

          Section 4.3   Bonds Not to Become Arbitrage Bonds.  As provided in
     Article VIII of the Indenture, the Trustee will invest moneys held by the Trustee as directed by the Company. The Issuer and the Company hereby covenant to each other and to the Registered Holders of the Bonds that, notwithstanding any other provision of this Financing Agreement or any other instrument, they will neither make nor instruct the Trustee to make any investment or other use of the Acquisition Fund or other proceeds of the Bonds which would cause the Bonds to be arbitrage bonds under Section 148 of the Code and the rules and regulations thereunder, and that they will comply with the requirements of such Section and related Code rules and regulations throughout the term of the Bonds.

          Section 4.4 Restriction on Use of Bond Proceeds. The Company (i) shall not use or direct the use of moneys from the Acquisition Fund in any way, or take or omit to take any other action, so as to cause the interest on any Bonds to become subject to Federal income tax, (ii) shall not use more than 2% of the proceeds of the Bonds for costs of issuance thereof,
     (iii) shall use at least 95% of the proceeds of the Bonds for Costs constituting land or property of a character subject to an allowance for depreciation for federal tax purposes within the meaning of Section 167 of the Code, and (iv) shall not use the proceeds of the Bonds to acquire, construct or install facilities, the nature of which would cause the interest on the

     Bonds to be included in gross income of the recipients thereof for federal income tax purposes.

          Section 4.5 Three-Year Expenditure Requirement. Except to the extent otherwise approved by an opinion of counsel qualified by experience to render such an opinion furnished by the Company to the Trustee, within three years of the Series Issue Date of the Bonds, the Company shall have completed the Project Facilities and caused all of the proceeds of the Bonds to be expended for Costs of the Project or to be transferred from the Acquisition Fund to the Bond Fund as described in Section 4.6.

          Section 4.6 Completion of Project Facilities; Excess Bond Proceeds. When the Company certifies to the Trustee and the Issuer, in the manner provided in Section 5.03 of the Indenture, that the Project Facilities are complete, any amounts remaining in the Acquisition Fund will be transferred to the Acquisition Fund Surplus Account in the Bond Fund and applied by the Trustee in accordance with Section 5.03 of the Indenture. Such application shall constitute payment of a portion of, and shall be credited against, the Purchase Price due from the Company to the Issuer as and to the extent provided in the Indenture. If for any reason the amount in the Acquisition Fund proves insufficient to pay all Costs of the Project, the Company will pay the remainder of such Costs.

          Section 4.7 No "Same Issue" Bonds. Neither the Company nor any other principal user of the Project Facilities, nor any related person, within the meaning of Section 144(a)(3) of the Code, has participated, or will participate, in the offering for sale or sale of any issue of private activity bonds within the meaning of Section 141 of the Code, which are or will be required to be aggregated with the Bonds as part of the "same issue" within the meaning of Revenue Ruling 81-216, or any subsequently proposed, temporary or final Treasury Regulations in substitution therefor.

          Section 4.8 Fixed Rate Conversion. Subject to and upon compliance with the applicable provisions of the Indenture, including Sections 3.03 and 4.02 thereof, the rate of interest on the Bonds may be converted to a Fixed Rate at the direction of the Company. Any and all fees and expenses in connection with any such conversion shall be paid by the Company.

          Section 4.9 Election of $10,000,000 Limit. The Issuer hereby elects to have the $10,000,000 limit of Section 144(a)(4) of the Code apply to the Bonds.

                                   ARTICLE V

                    SALE AND PURCHASE OF PROJECT FACILITIES


          Section 5.1 Sale and Purchase of Project Facilities. The Issuer hereby agrees to sell to the Company, who hereby agrees to purchase, the Project Facilities, under and subject to all easements covenants, reversions, conditions and restrictions existing at the time of conveyance pursuant to Section 5.8 hereof, for the Purchase Price set forth in Section
     5.3 hereof.

          Section 5.2 Security.

               (a) In order to secure its obligations hereunder, the Company agrees that the Issuer shall have a security interest in all the Company's right, title and interest in and to all funds and investments thereof now or hereafter held by the Trustee or the Paying Agent under the Indenture as security for the payment of the Bonds, including without limitation any and all construction funds, debt service funds and other funds (excepting only the Rebate Fund created by Section 6.05 of the Indenture) and securities and other instruments comprising investment thereof and interest and other income derived therefrom held as security for the payment of the Bonds.
     The terms of this Section 5.2(a) shall constitute a security agreement within the meaning of the State Uniform Commercial Code.

               (b) As security for the Bonds, the Company and the Issuer shall execute and deliver the Mortgage and Security Agreement to the Trustee. In order to secure their obligations thereunder, the Company and Issuer agree that the Trustee shall have a lien on and security interest in all the Company's and Issuer's right, title and interest in and to all real estate, fixtures, furnishings and equipment constituting parts of the Project Facilities, Exhibits A and B, now owned or hereafter acquired, all substitutions and replacements therefor, and all proceeds thereof, including all insurance proceeds. The terms of this Section 5.2(b) shall constitute a security agreement within the meaning of the State Uniform Commercial Code.

               (c) The Company agrees that its interest in the Project Facilities and its rights hereunder are and shall be subject to the rights of the Trustee under the Indenture and the Mortgage and Security Agreement.

          Section 5.3 Payment of Purchase Price. The Purchase Price to be paid by the Company for the Project Facilities will be an amount equal to the principal of, premium (if any) on and interest on the Bonds. The Purchase Price shall be payable by the Company in installments which, as to amounts and due dates, substantially correspond to the payments of the principal of, premium (if any) on and interest on the Bonds, as required by the Indenture. Payments of installments of such part of the Purchase Price as are attributable to the interest on the Bonds shall commence on December __, 1991. So as to assure the Sinking Fund Redemption of the Bonds in accordance with Section 9.__ of the Indenture, payments of installments of the Purchase Price as are attributable to the principal of the Bonds shall commence on October 31, 1994 and shall be made on the dates and in the amounts as specified and scheduled on Exhibit C hereof; but provided, however, that in respect to the payment of the installment of the Purchase Price as is scheduled to be paid by the Company there shall be, consistent with the provisions of
     Section 8.02(c) of the Indenture, a credit to the Company on account of interest or income received on the investment of moneys in the Bond Fund under the Indenture. In addition to its obligation hereunder to pay the Purchase Price, the Company also agrees to pay or cause to be paid to the Trustee any amount necessary to enable the Paying Agent to effect the purchase of Bonds tendered for optional or mandatory purchase pursuant to
     Article IV of the Indenture to the extent that moneys are not otherwise available therefor from the proceeds of the remarketing of such Bonds and/or from drawings on the Letter of Credit. Such installments of Purchase Price and other payment obligations shall be reduced to the extent that other moneys are available under the Indenture for such payments by the Trustee or the Paying Agent and a credit in respect thereof has been granted pursuant to the terms of the Indenture. It is the intention of the Issuer and the Company that, notwithstanding any other provision of this Agreement, the Trustee, as assignee of the Issuer, shall receive funds from or on behalf of the Company at such times and in such amounts as will enable the Issuer to meet all of its obligations under the Bonds, including any such obligations surviving the payment of the Bonds.

          Section 5.4 Acceleration of Payment to Redeem Bonds. Whenever the Bonds are subject to optional redemption pursuant to the Indenture, the Issuer will, but only upon request of the Company, direct the Trustee and the Paying Agent to call the same for redemption as provided in the Indenture. Whenever the Bonds are subject to mandatory redemption pursuant to the Indenture, the Company will cooperate with the Issuer, the Trustee and the Paying Agent in effecting such redemption. In the event of any optional or mandatory redemption of the Bonds, the Company will pay or cause to be paid on or before the date of redemption an amount equal to the applicable redemption price as a prepayment of that portion of the Purchase Price corresponding to the principal of the Bonds to be redeemed, together with applicable premium (if any) and interest accrued to the date of redemption.

          Section 5.5 Letter of Credit. Concurrently with the issuance of the Bonds, the Company shall cause the Letter of Credit to be delivered to the Paying Agent. The Company may also from time to time cause the Letter of Credit to be extended or another Letter of Credit to be delivered in replacement therefor, to the extent permitted by the terms of the Indenture. It is anticipated that so long as any Letter of Credit is held by the Paying Agent, all payments of principal of and interest on the Bonds will be funded from draws on the Letter of Credit and that moneys representing payments of Purchase Price will be applied to reimburse the Bank for such draws.

          Section 5.6 Obligations Absolute and Unconditional. The obligations of the Company to make or cause to be made payments of the Purchase Price shall be absolute and unconditional without defense or set off by reason of any default by the Contractors under the Contracts or by the Issuer under this Financing Agreement or under any other agreement between the Company and the Issuer or for any other reason, including without limitation failure to complete the Project Facilities, any acts or circumstances that may constitute failure of consideration, destruction of or damage to the Project Facilities, commercial frustration of purpose, or failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or connected with this Financing Agreement, it being the intention of the parties that the payments required of the Company hereunder will be paid in full when due without any delay or diminution whatsoever. Payments of the Purchase Price and additional sums required to be paid by or on behalf of the Company hereunder shall be received by the Issuer or the Trustee as net sums and the Company agrees to pay or cause to be paid all charges against or which might diminish such net sums.

          Section 5.7 Assignment of Issuer's Rights. As security for the payment of the Bonds, the Issuer will assign to the Trustee all the Issuer's rights under this Financing Agreement (except the rights of the Issuer to receive payments under Sections 6.4 and 6.5 hereof). The Company consents to such assignment and agrees to make or cause to be made directly to the Trustee without defense or set-off by reason of any dispute between the Company and the Trustee, all Purchase Price and other payments required under Sections 5.3 and 5.4. Whenever the Company is required to obtain the consent of the Issuer hereunder, the Company shall also obtain the consent of the Trustee.

          Section 5.8 Conveyance of Title to Company. Settlement for the Project Facilities shall take place on the date of final payment of all amounts to be paid by or on behalf of the Company under the terms of this Financing Agreement and the discharge of the liens of the Indenture and the Mortgage and Security Agreement (or, at the Company's election, within 30 days after such payment and release), provided that no Event of Default has occurred and is continuing and provided that settlement shall be held only after the Company gives 10 days prior written notice to the Issuer of said settlement. At settlement, the Issuer will convey to the Company (or its assignee or nominee), by bill of sale containing a covenant of special warranty and such other instruments as may then be necessary, the Project Facilities, excepting, however, any part of the Project Facilities taken by eminent domain (or conveyed by a bona fide sale in lieu thereof) during the term of this Financing Agreement and subject, nevertheless, to all easements, covenants, reversions, conditions and restrictions existing at the time of the conveyance to the Issuer pursuant to Section 3.1 or thereafter created or permitted by the Issuer with the Company's consent or otherwise created under circumstances beyond the Issuer's control. The Company agrees to pay all charges and costs including but not limited to legal fees, recording fees, notary fees and any other similar fees and charges which must be paid in order to complete settlement and in connection with the conveyance of the interest of the Issuer in the Project Facilities from the Issuer to the Company hereunder and, with respect to any security agreement made by the Issuer with the Company's consent, all security interest termination costs and fees. The Company agrees that the Issuer shall not be responsible for any inaccuracies in any settlement sheet in connection with the foregoing.


                                   ARTICLE VI

                              COVENANTS OF COMPANY

          Section 6.1 Maintenance of Existence. The Company will maintain its existence and its qualification to do business in the State.

          Section 6.2   Maintenance and Operation of Project Facilities.

               (a) During the term of this Agreement, the Company will at its own cost and expense keep and maintain, or cause to be kept and maintained, in good repair and condition (excepting reasonable wear and tear) the Project Facilities and all additions and improvements thereto, and pay, or cause to be paid, any utility charges and other costs and expenses arising out of its or its tenants' occupancy of the Project Facilities.

               (b) The Company agrees to timely pay for any improvements to the Project Facilities lawfully done or lawfully ordered to be done by any municipal, state or Federal authority and to comply in all material respects at its own cost and expense with all lawful and enforceable notices received from public authorities from and after the date hereof, which affect the Project Facilities and the use and operation thereof, other than those improvements, orders and notices, the amount, validity or application of which is at the time being contested, in whole or in part, in good faith by appropriate proceedings.

               (c) The Company will maintain and use the Project Facilities as a manufacturing facility or, subject to the provisions of Section 6.11, lease them to tenants for such use and will not use or permit the use of the Project Facilities in any manner which would result in a violation of
     Section 144(a)(8) or Section 147(e) of the Code.

          Section 6.3 Compliance With Laws. With respect to the Project Facilities and any improvements and additions thereto, the Company will at all times comply with all applicable requirements of federal, state and local laws and with all applicable requirements of any agency, board or commission created under the laws of the State or of any other duly constituted public authority, and will use, and permit the use of, the Project Facilities only for such purposes as are lawful under the Act; provided that the Company shall be deemed in compliance with this Section so long as it is contesting in good faith any such requirement by appropriate legal proceedings, and is in compliance with the applicable provisions of the Mortgage and Security Agreement.

          Section 6.4 Payment of Compensation and Expenses of Trustee, Paying Agent and Remarketing Agent. The Company will pay the Trustee's and Paying Agent's reasonable compensation and expenses under the Indenture, including all costs of redeeming Bonds thereunder. The Company will also pay the reasonable compensation of the Remarketing Agent for the performance of its duties and services under the Indenture and the Remarketing Agreement.

          Section 6.5 Payment of Issuer's Fees and Expenses. The Company will pay the Issuer's standard administration fees and all reasonable expenses, including without limitation legal and accounting fees, incurred by the Issuer in connection with the issuance of the Bonds and the performance by the Issuer of its functions and duties under this Financing Agreement and the Indenture. The Issuer's standard administration fees in respect of this Agreement are $30,000.00 payable to the Economic Development Corporation of Erie County upon the execution and delivery of this Agreement, plus any amount necessary at the execution hereof and on each anniversary of the date hereof so long as any Bonds remain Outstanding, the same to defray the cost of an annual audit with respect to the Bonds.

          Section 6.6 Indemnity Against Claims. In the exercise of the powers of the Issuer, the Trustee or the Paying Agent hereunder or under the Indenture, including (without limitation) the application of moneys, the investment of funds and the exercise of remedies upon the occurrence of an Event of Default, neither the Issuer, the Trustee, the Paying Agent nor their members, directors, officers, employees or agents shall be accountable to the Company for any action taken or omitted by any of them in good faith and with the belief that it is authorized or within the discretion or rights or powers conferred. The Issuer, the Trustee, the Paying Agent and their members, directors, commissioners, officers, employees and agents shall be protected in acting upon any paper or document believed to be genuine, and any of them may conclusively rely upon the advice of counsel and may (but need not) require further evidence of any fact or matter before taking any action. No recourse shall be had by the Company for any claims based hereon or on the Indenture against any member, director, commissioner, officer, employee or agent of the Issuer, the Trustee or the Paying Agent alleging personal liability on the part of such person unless such claims are based upon willful misconduct of such person. The Company will indemnify and hold harmless the Issuer, the Trustee, the Paying Agent and each member, director, officer, employee and agent of the Issuer, the Trustee or the Paying Agent against any and all claims, losses, damages or liabilities, joint and several, to which the Issuer, the Trustee, the Paying Agent or any member, director, commissioner, officer, employee or agent of the Issuer, the Trustee or the Paying Agent may become subject, insofar as such loses, claims, damages or liabilities (or actions in respect thereof) arise directly or indirectly out of the Project or are based upon any other act or omission in connection with the Project by the Issuer, the Trustee or the Paying Agent, unless the losses, damages or liabilities arise from the gross negligence or willful misconduct of the person to be indemnified. In the event any claim is made or action brought against the Issuer, the Trustee, the Paying Agent or any member, director, officer, employee or agent of the Issuer, the Trustee or the Paying Agent, except for claims or actions brought which arise from the gross negligence or willful misconduct of such person, the Issuer, the Trustee or the Paying Agent may direct the Company to assume the defense of the claim and any action brought thereon and pay all reasonable expenses (including attorney's fees) incurred therein; or the Issuer, the Trustee or the Paying Agent may assume the defense of any such claim or action, the reasonable cost (including attorney's fees) of which shall be paid by the Company upon written request of the Issuer, the Trustee or the Paying Agent to the Company. The counsel selected by the Issuer, the Trustee or the Paying Agent to conduct such defense shall be approved by the Company, which approval shall not be unreasonably withheld. The Company may engage its own counsel to participate in the defense of any such action. The defense of any such claim shall include the taking of all actions necessary or appropriate thereto.

          Section 6.7 Taxes, Other Governmental Charges and Utility Charges. The Company shall pay, or cause to be paid before the same become delinquent, all taxes, assessments, whether general or special, and governmental charges of any kind whatsoever that may at any time be lawfully assessed or levied against or with respect to the Project Facilities, including any equipment or related property installed or brought by the Company therein or thereon (including, without limitation, any taxes levied upon or with respect to the revenues or income of the Issuer with respect to the sale of the Project Facilities), and all utility and other charges incurred in the operation, maintenance, use, occupancy and upkeep of the Project Facilities. With respect to special assessments or other governmental charges that lawfully may be paid in installments over a period of years, the Company shall be obligated to pay only such installments as are required to be paid during the term hereof. If the Project Facilities are not taxed because of any interest the Issuer may have in respect thereof, the Company shall pay to the political subdivisions in which the Project Facilities are located an amount equal to the ad valorem taxes that would be otherwise due and payable. Such amounts in lieu of taxes shall be payable by the Company directly to the political subdivisions in which the Project Facilities are located. The Company may, at its expense, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments or other charges so contested to remain unpaid during the period of such contest and any appeal therefrom, unless the Issuer or the Trustee shall notify the Company that, in the opinion of counsel, by nonpayment of any such items the lien of the Mortgage and Security Agreement will be materially endangered or the Project Facilities or any part thereof will be subject to loss or forfeiture, in which event such taxes, assessments or charges shall be paid promptly. The Company agrees that it will not use, as a basis for contesting or adjudicating any taxes or assessments upon the Project Facilities, the fact that the Issuer has an ownership interest therein. The Company also agrees to comply at its own cost and expense with all notices received from public authorities from and after the date hereof. If the Company shall fail to pay any of the foregoing items required by this Section to be paid by it, the Issuer or the Trustee may (but shall be under no obligation to) pay the same and any amounts so advanced therefor by the Issuer or the Trustee shall become an additional obligation of the Company to the one making the advance, which amounts, together with interest thereon from the date thereof at a variable rate equal to the rate of interest announced by the Trustee from time to time as its prime interest rate, the Company agrees and covenants to pay. Such interest shall be considered to be additional indebtedness secured hereby.

          Section 6.8 Insurance.

               (a) The Company shall at its own cost and expense obtain or cause to be obtained insurance policies, naming the Company and the Issuer as insureds (and the Trustee and the Bank as mortgagees as applicable), insuring against such risks, and in such amounts, as are customarily insured against by entities owning facilities of like size and type to the Project Facilities, paying as the same become due and payable, all premiums in respect thereof, including without limitation:

               (1) from the commencement of acquisition of the Project Facilities and thereafter, until the completion of construction, builders' "all risk" insurance to the extent of the full insurable value of the Project Facilities, provisions for which Company shall require in all Contracts;

               (2) from and after the completion of the acquisition of the Project Facilities, fire insurance with standard extended coverage endorsements, and vandalism and malicious mischief insurance, at all times in an amount equal to 100% of the replacement cost of the Project Facilities, exclusive of excavations and foundations;

               (3) comprehensive general liability insurance with minimum limits of $500,000 per person and $500,000 per occurrence, and property damage coverage with a minimum limit of $500,000, together with umbrella liability coverage in the amount of $2,000,000 per person and $2,000,000 per occurrence;

               (4) Workers' compensation coverage and any other type of insurance required by the laws of the State; and

               (5) as applicable, business interruption insurance covering the expenses of operating the Project Facilities for a period of not less than four months following any damage to or destruction of the Project Facilities, or rent abatement insurance against any abatement of rent or other payments or failure to perform any other duties or obligations required under any leases of the Project Facilities resulting from fire or other casualty covered under the above fire and extended coverage policy, in an amount not less than four months rent payable to the Company as lessor under such leases, plus in the case of a net lease, payment of real estate taxes and water and sewer rents borne by the lessee thereunder.

               (b) The Company shall require that any contractor employed for installation and placement of the Project Facilities provide comprehensive general liability coverage and workers compensation coverage in amounts customarily carried by contractors with respect to such construction.

               (c) The insurance policies or endorsements required by this Section shall cover the entire Project Facilities and shall provide that the coverage will not be reduced or cancelled without 30 days prior written notice to the Issuer, the Trustee and the Bank. The Company shall provide the Issuer, the Trustee and the Bank with certificates from the insurers at such times as may be necessary (but in no event less than once each year) to show that insurance is being maintained as required by this Section.

          Section 6.9 Damage to or Condemnation of Project Facilities. In the event of damage, destruction or condemnation of part or all of the Project Facilities, the Company shall either: (i) restore the Project Facilities or (ii) if permitted by the terms of the Bonds, direct the Issuer to call the Bonds for extraordinary optional redemption. Damage to, destruction of or condemnation of all or a portion of the Project Facilities shall not terminate this Financing Agreement, or cause any abatement of or reduction in the payments to be made by the Company or otherwise affect the respective obligations of the Issuer or the Company, except as set forth in this Financing Agreement. Subject to the provisions of the Mortgage and Security Agreement and any security agreement held by the Bank, in the event of damage, destruction or condemnation of the Project Facilities or any part thereof, the net proceeds of any insurance policies or the proceeds of any Condemnation Award shall, at the election of the Company if no Event of Default hereunder or under the Indenture has occurred and is continuing, be applied to the repair or restoration of the portion of the Project Facilities which is the subject of such damage or destruction, or which remains after such condemnation, or, if extraordinary optional redemption of the Bonds is permitted by the terms of the Bonds, deposited in the General Debt Service Account of the Bond Fund as a prepayment of the Purchase Price and applied pursuant to the Indenture with respect to such redemption of the Bonds.

          Section 6.10 Limitation of Liens. The Company shall not create or suffer to be created by any other person any lien or charge upon the Acquisition Fund or the Project Facilities or any part thereof or upon the rents, contributions, charges, receipts or revenues therefrom, other than liens thereon in favor of the Issuer, the Trustee or the Bank and, with the prior approval of the Bank, liens on the Project Facilities subordinate to the liens created by the Mortgage and Security Agreement and this Financing Agreement and any security agreement delivered to the Bank; provided that nothing in this Financing Agreement shall limit the right of the Company to enforce payments from the Acquisition Fund pursuant to Section 5.02 of the Indenture. The Company further agrees to pay or cause to be discharged or make adequate provision to satisfy and discharge, within 90 days after the same shall become due, any such lien or charge and also all lawful claims or demands for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon the Acquisition Fund, the Project Facilities or any part thereof of the revenues or income therefrom. Nothing in this Section shall require the Company to pay or cause to be discharged or make provision for any such lien or charge so long as the validity thereof shall be contested in good faith and so long as the Acquisition Fund and the Project Facilities are not subject to loss or forfeiture in whole or part. The Issuer shall cooperate with the Company in any such contest and shall cooperate with the Company with respect to obtaining any necessary releases of liens or other encumbrances on the Project Facilities.

          Section 6.11 Company's Lease of Project Facilities. The Company may lease any portion of the Project Facilities, but only subject to the following conditions:

               (a) The Company shall have obtained the written consent to such lease of (i) the Issuer, (ii) if required by the Issuer or applicable laws, regulations, rules or guidelines, the State Department of Commerce, and
     (iii) if an Event of Default "has occurred and is continuing, the Trustee;

               (b) No such lease shall relieve the Company of its obligation to make the payments required under Sections 5.3 and 5.4 or to perform all other covenants hereunder, for which the Company shall remain primarily liable;

               (c) The Company shall deliver to the Issuer and the Trustee a copy of such lease within 30 days of the delivery thereof to the Company;

               (d) If the tenant would be deemed a "principal user" or "test period beneficiary" of the Project Facilities for purposes of Section 144(a) of the Code, the Company shall have obtained and submitted to the Issuer and the Trustee an opinion of counsel qualified by experience to render such an opinion that the proposed lease will not have an adverse effect on the exclusion of interest on the Bonds from gross income for federal income tax purposes;

               (e) Not more than an aggregate of 25% of the Project Facilities shall be leased to provide facilities the primary purpose of which is provision of retail food and beverage service, automobile sales or service, recreation or entertainment, nor shall such facilities furnish more than 25% of the rental revenues produced by the Project Facilities; and

               (f) Such lease shall contain covenants (i) forbidding any use of the leased premises which would constitute a violation of Section 144(a)(8) or Section 147(e) of the Code and (ii) if and as appropriate in the opinion of counsel qualified by experience to render such an opinion, with respect to the $10,000,000 limit of Section 144(a)(4)(A) of the Code and the $40,000,000 limit of Section 144(a)(10) of the Code.

          Section 6.12 Granting of Licenses, etc. If no Event of Default under this Agreement has occurred and is continuing, the Company may, with the prior consent of the Trustee and the Bank and notwithstanding anything contained in this Financing Agreement to the contrary, at any time or times, grant licenses and other rights or privileges in the nature thereof with respect to any property included in the Project Facilities, free from the lien of this Financing Agreement and the Mortgage and Security Agreement, or release licenses and other rights or privileges, all with or without consideration and upon such terms and conditions as the Company shall determine. The Issuer agrees that it will execute and deliver or will cause the execution and delivery of, and will cause and direct the Trustee and the Bank to execute and deliver, any instrument necessary or appropriate to confirm and grant or release any such license or other right or privilege, upon receipt by the Issuer, the Trustee and the Bank of:

                    (a)  A copy of the instrument of grant or release;

                    (b) A written application signed by the Company requesting such instrument; and

                    (c) A certificate executed by the Company, and such other persons as the Issuer may reasonably require, stating that such grant or release is not detrimental to the proper conduct of the business of the Company, and that such grant or release will not impair the effective use or interfere with the efficient and economical operation of the Project Facilities and will not in any material respect weaken, diminish or impair the security intended to be given by the Mortgage and Security Agreement or to be given by any security agreement to the Bank.

     If the instrument of grant shall so provide, any such license or right of such other parties thereunder shall be superior to the rights of the Issuer, the Trustee and the Bank under this Financing Agreement, the Mortgage and Security Agreement, or any security agreement to the Bank, and shall not be affected by any termination of this Financing Agreement or default on the part of the Company hereunder.

          Section 6.13 Recording and Filing Requirements. This Financing Agreement (or a memorandum hereof) shall be recorded in the office for the recording of deeds in and for the County of Erie, Pennsylvania and in such other place or places as may be required by law at the expense of the Company. The Company shall at the request of the Trustee and at the Company's own expense cause financing statements under Article IV of the State Uniform Commercial Code to be filed in the places required by law in order to perfect the security interests created by Section 5.2 naming the Issuer as first secured party and the Trustee as assignee. The Company shall furnish to the Trustee such opinions of counsel as the Trustee may request setting forth what actions, if any, should be taken by the Company, the Issuer or the Trustee to preserve such security interests in favor of the Trustee, and the right, title and interest of the Trustee in and to the trust estate under the Indenture. The Company shall execute and file or cause to be executed and filed all further instruments as shall be required by law to preserve such security interests, and shall furnish satisfactory evidence to the Trustee of the filing and refiling of such instruments.

          Section 6.14 Restricted and Prohibited Activities.

               (a) The Company covenants that not more than 25% of the proceeds of the Bonds shall be used (directly or indirectly) to provide any facilities the primary purposes of which is to provide retail food or beverage services, automobile sales or services, or the provision of recreation or entertainment, within the meaning of Section 144(a)(8) of the Code.

               (b) The Company covenants that no portion of the proceeds of the Bonds shall be used (directly or indirectly) to provide any facilities to be used for a private or commercial golf course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including any handball or racquetball court), hot tub facility, suntan facility, racetrack, airplane, skybox or other private luxury box, health club facility, facility primarily used for gambling, or store, the principal business of which is the sale of alcoholic beverages for consumption off premises, within the meaning of Section 144(a)(8) or Section 147(e) of the Code.

          Section 6.15 Limitation on Capital Expenditures. Without having first obtained an approving opinion of counsel qualified by experience to render such an opinion, the Company will not make or permit to be made any capital expenditures, within the meaning of Section 144(a)(4)(A) of the Code, with respect to the Project Facilities or any other facilities in the City of Erie, Erie County, Pennsylvania or with respect to any facilities contiguous or integrated with any such facilities within the meaning of Sections 1.103-10(b)(2)(ii)(e) and 1.103-10(d)(2) of the Treasury
     Regulations (in this Section, "integrated facilities"), of which the Company, any tenant, any other person who is a principal user of the Project Facilities or any related person is the owner, occupant or other principal user (in this Section, "capital expenditures"), which, when added to (i) the face amount of the Bonds and (ii) the outstanding amount of any other governmental obligations described in Section 144(a) of the Code issued with respect to any facilities located in the City of Erie, Erie County, Pennsylvania or with respect to any integrated facilities, of which the Company, any tenant, any other person who is a principal user of the Project Facilities or any related person is the owner, occupant or other principal user, would make the total of such face amount, such outstanding amount and all capital expenditures for the six-year period beginning three years before the date of original issuance of the Bonds exceed $10,000,000, or such other limit as may, in the opinion of such counsel, be permitted under the Code.

          Section 6.16 $40,000,000 Limit. The Company will not permit any person to become a principal user of the Project Facilities or a related person with respect to the Company any tenant or any such principal user, and will not become a principal user or permit any tenant or any such principal user or related person to become a principal user of any other facilities, within the meaning of Section 144(a) of the Code, within the three-year period following the date that the Project Facilities are first placed in service if, as a result thereof, the $40,000,000 limit of
     Section 144(a)(10) of the Code would be violated with respect to the Bonds.

          Section 6.17 Arbitrage Rebate. Within 30 days after the end of each Bond Year, the Company shall determine the Excess Investment Earnings and deliver moneys to the Trustee for deposit into the Rebate Fund (or instruct the Trustee to transfer to the Rebate Fund moneys representing available arbitrage earnings in the Acquisition Fund or the Bond Fund) in an aggregate amount equal to the Excess Investment Earnings, if any. The Company shall instruct the Trustee to withdraw from the Rebate Fund and pay over to the United States (1) not less frequently than once each five years after the date of original delivery and payment for the Bonds, an amount equal to 90% of the net aggregate amount of Excess Investment Earnings deposited into the Rebate Fund during such period, plus all investment earnings on amounts on deposit in the Rebate Fund during such period (and not theretofore paid to the United States), and (2) not later than 30 days after the redemption, payment at maturity or other retirement of the last Bond, 100% of all moneys in the Rebate Fund.

          Section 6.18 Affiliates. The Company shall certify to the Trustee, the Paying Agent and the Remarketing Agent the names of any and all persons and companies controlled by or under common control with the Company and agrees to update such certification upon the addition or deletion of any such person or company.

          Section 6.19 Notice and Certification With Respect to Bankruptcy Proceedings. The Company shall promptly notify the Trustee of the occurrence of any of the following events and shall keep the Trustee informed of the status of any petition in bankruptcy filed (or bankruptcy, insolvency or similar proceeding otherwise commenced) against the Company:
     (i) application by the Company for or consent by the Company to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, or (ii) admission by the Company in writing of its inability to pay its debts generally as they become due, or (iii) general assignment by the Company for the benefit of creditors, or (iv) adjudication of the Company as a bankrupt or insolvent, or (v) commencement by the Company of a voluntary case under the United States Bankruptcy Code or filing by the Company of a voluntary petition or answer seeking reorganization of the Company, an arrangement with creditors of the Company or an order for relief or seeking to take advantage of any insolvency law or filing by the Company of an answer admitting the material allegations of an insolvency proceeding or action by the Company for the purpose of effecting any of the foregoing, or (vi) without the application, approval or consent of the Company, commencement of a proceeding in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Company an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or of all or any substantial part of its assets, or other relief in respect thereof under any bankruptcy or insolvency law.

                                  ARTICLE VII

                        EVENTS OF DEFAULTS AND REMEDIES


          Section 7.1 Events of Default; Acceleration. Each of the following events is hereby defined as, and is declared to be and to constitute, an "Event of Default" hereunder:

               (a) Failure by the Company to make or cause to be made any payment required to be made under Section 5.3 or 5.4 on or before the date the same is due; or

               (b) Failure or refusal by the Company to comply with any of its other covenants hereunder and such failure or refusal shall continue for a period of 60 days after written notice thereof has been given to the Company and the Bank by the Issuer or the Trustee; provided that if such failure is of such nature that it can be corrected but not within 60 days, it will not be an Event of Default so long as prompt corrective action is instituted and is diligently pursued; or

               (c) The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian or the like of itself or of its property, or (ii) admit in writing its inability to pay its debts generally as they become due, or (iii) make a general assignment for the benefit of creditors, or (iv) be adjudicated a bankrupt or insolvent, or (v) commence a voluntary case under the United States Bankruptcy Code, or file a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief, or seeking to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or action shall be taken by it for the purpose of effecting any of the foregoing, or (vi) have instituted against it, without the application, approval or consent of the Company, a proceeding in any court of competent jurisdiction, under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking in respect of the Company an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or custodian or the like of the Company or of all or any substantial part of its assets, or other like relief in respect thereof under any bankruptcy or insolvency law, and, if such proceeding is being contested by the Company in good faith, the same shall (A) result in the entry of an order for relief or any such adjudication or appointment or (B) remain unvacated, undismissed and undischarged for a period of 60 days; or

               (d) For any reason the Bonds are declared due and payable by acceleration in accordance with Section 11.02 of the Indenture; or

               (e) If the Trustee and the Paying Agent receive notice from the Bank (i) that an Event of Default as defined in the Reimbursement Agreement has occurred and is continuing and (ii) requesting the Trustee to declare the principal of the outstanding Bonds immediately due and payable; or

               (f) If the Trustee and the Paying Agent receive notice from the Bank prior to the 15th day following a drawing under the Letter of Credit for interest on Bonds which remain outstanding after the application of the proceeds of such drawing, that the Letter of Credit will not be reinstated with respect to such interest:

     then and in each and every such case the Trustee (as assignee of the Issuer), by notice in writing to the Company, may, if such Event of Default has not been cured, declare all sums which the Company is obligated to pay under this Agreement to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Agreement contained to the contrary notwithstanding. In case the Trustee shall have proceeded to enforce any right under this Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Issuer and the Trustee shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Issuer and its assignee or the Trustee shall continue as though no proceeding had been taken.

          Section 7.2 Payment of Purchase Price on Default; Suit Therefor.

               (a) The Company covenants that, in case it shall fail to pay or cause to be paid any sum payable by or on behalf of the Company under
     Section 5.3 or 5.4 as and when the same shall become due and payable whether at maturity or by acceleration or otherwise, then, upon demand of the Trustee, the Company will pay to the Trustee the whole amount of the Purchase Price that then shall have become due and payable under such Sections, and, in addition thereto, such further amounts as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and the Paying Agent, their agents and counsel, and any and all expenses and liabilities incurred by the Issuer, the Trustee or the Paying Agent. In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company the moneys adjudged or decreed to be payable.

               (b) In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the benefit of the creditors or the property of the Company, the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of the Purchase Price, including accrued interest, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to Issuer or the Trustee, and to pay to the Issuer, the Trustee or the Paying Agent any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.

          Section 7.3 Other Remedies. Whenever all sums which the Company is obligated to pay under this Agreement shall have been declared to be
     immediately due and payable, the Issuer or the Trustee shall be   entitled
     to any one or more of the following remedies, but only to the extent they are not prohibited by the Act, or other State law or State court decisions:

               (a) The Company shall upon demand of the Issuer or the Trustee surrender forthwith the possession of the Project Facilities, and it shall be lawful for the Issuer or the Trustee, by such, officer or agent as it may appoint, to take possession of all or any part of the Project Facilities together with the books, papers and accounts of the Company located at the Project Facilities and pertaining thereto, and to hold, operate and manage the same, and from time to time make such repairs and improvements as the Issuer or the Trustee shall deem wise.

               (b) The Company hereby irrevocably authorizes and empowers any attorney authorized to practice in the State who shall be designated by the Issuer or its assignee (including the

     Trustee), as attorney for the Company, as well as for all persons claiming by, through or under the Company, to sign an agreement for entering against the Company in any competent court an amicable action in ejectment for possession of the Project Facilities (without any stay of execution or appeal), against the Company and all persons claiming by, through or under the Company and therein confess judgment for the recovery by the Issuer or its assignee of possession of the Project Facilities, by which this Agreement (or a copy hereof verified by an affidavit by an officer of the Issuer or its assignee) shall be a sufficient warrant; whereupon if the Issuer or its assignee so desires, a Writ of Possession may be issued forthwith, without any prior writ or proceeding whatsoever, the Company
     hereby releasing and agreeing to release the Issuer, its   assignee, and
     said attorney from all errors and defects whatsoever of a procedural nature
     in entering such action   or judgment or      in causing such writ or writs
     to be issued or in any proceeding thereon or concerning the same, provided that the Issuer or its assignee shall have filed in such action an affidavit made by some one on the Issuer's or its assignee's behalf setting forth the facts necessary to authorize the entry expressly agreed that if for any reason after such action has been commenced, the same shall be discontinued, marked satisfied of record or be determined, and the possession of the Project Facilities remain in or be restored to the Company, the Issuer and its assignee shall have the right upon any other or subsequent Event of Default, to bring one or more further amicable actions in the manner hereinbefore set forth to recover possession of the Project Facilities, and the authority and power above given to any such attorney shall extend to all such further amicable actions.

               (c) The Issuer or the Trustee may lease the Project Facilities or any part thereof, in the name and for the account of the Company, receive and sequester the rents, revenues, issues, earnings, income, products and profits therefrom, collect rentals and enforce all other remedies of the Company under any existing leases for any part of the Project Facilities, and apply such receipts and any moneys received from any receiver of any part of the Project Facilities in the manner provided in the Indenture, and the Company shall remain liable for any deficiency in its obligations under Sections 5.3 and 5.4 after the application of such receipts and moneys. Whenever all payments under this Financing Agreement which have become due shall be paid and all defaults made good, the Issuer or the Trustee shall surrender possession of the Project Facilities to the Company, the same right of entry, however, to exist upon any subsequent Event of Default.

               (d) The Issuer or the Trustee may terminate this Financing Agreement and resell the Project Facilities at a private or public sale and the moneys collected under such resale will be applied as provided in the Indenture, and the Company shall remain liable for any deficiency in its obligations under Sections 5.3 and 5.4 after the application of such proceeds.

               (e) The Issuer or the Trustee shall be entitled to all the remedies under Article IX is of the State Uniform Commercial Code as secured party in respect of the property subject to the security interests created under Section 5.2, including without limitation, the right to take possession of such property and sell the same at private or public sale, the proceeds of such sale to be applied as provided in the Indenture.

               (f) The Issuer or the Trustee may take whatever action may be available at law or in equity as may appear necessary or desirable to collect the Purchase Price and any other amounts payable by the Company hereunder, or to enforce performance and observance of any obligation, agreement or covenant of the Company under this Financing Agreement.

               (g) The Trustee may exercise any and all such rights and remedies as it may have as Secured Party of the Mortgage and Security Agreement.

               If any statute or rule of law shall validly limit the amount of damage to be paid under this Section to less than the amount provided in this Section, the Issuer or the Trustee shall be entitled to the maximum amount allowable under such statute or rule of law.

          Section 7.4 Waiver. The Company expressly waives any right of redemption with respect to the Project Facilities that it may have under the laws of the State. The Company hereby waives and relinquishes the benefits of any present or future law exempting the Project Facilities from attachment, levy or sale on execution, or any part of the proceeds arising from the sale thereof, and all benefit of stay of execution or other process.

          Section 7.5 Rights Cumulative. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter available at law or in equity. No waiver by the Issuer or the Trustee of any breach by the Company of any of its obligations, agreements or covenants hereunder shall be a waiver of any subsequent breach, and no delay or omission to exercise any right or power shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.


                                  ARTICLE VIII

                                 MISCELLANEOUS


          Section 8.1 Limitation of Liability of Issuer. In the event of any default by the Issuer hereunder, the liability of the Issuer to the Company shall be enforceable only out of its interest in the Project Facilities and under this Financing Agreement and there shall be no other recourse for damages by the Company against the Issuer, its members, officers, employees and agents or any of the property now or hereafter owned by the Issuer.

          Section 8.2 Notices. All notices and other communications provided for hereunder shall be in writing and sent by United States certified or registered mail, return receipt requested, or by telegraph, telex, telecopier or private delivery service or personal service, addressed as follows:


              The Issuer:          Erie County Industrial Development Authority
                                   2103 East 33rd Street
                                   Erie, Pennsylvania 16510

                                   Attention: Secretary

              The Company:         McInnes Steel Company
                                   441 East Main Street
                                   Corry, Pennsylvania 16407

                                   Attention: President

              With Copy To:        James E. Spoden, Esquire
                                   100 State Street, Suite 700
                                   Erie, Pennsylvania 16507

              The Trustee:         Marine Bank, Trustee
                                   901 State Street
                                   Erie, Pennsylvania 16501

                                   Attention:  Manager, Corporate Trust

                The Paying
                Agent:           Bankers Trust Company
                                 4 Albany Street
                                 New York, New York   _____

                                 Attention:  ________________________
                                             ________________________

                The Bank         Marine Bank
                                 901 State Street
                                 Erie, Pennsylvania  16501

                                 Attention:  Corporate Banking Department
                                             Letter of Credit Division


          Section 8.3 Assignment of Company's Rights; Successors and Assigns. The Company shall not assign this Financing Agreement or any interest of the Company herein, either in whole or in part, without the prior written consent of the Trustee, which consent shall be given if the following conditions are fulfilled: (i) the assignee assumes in writing all of the obligations of the Company hereunder; (ii) neither the validity nor the enforceability of this Financing Agreement shall be adversely affected by such assignment; (iii) the Project shall continue in the opinion of counsel qualified by experience to render such opinion to be a "project" as such term is defined in the Act after such assignment; (iv) such assignment shall not, in the opinion of counsel qualified by experience to render such opinion, have an adverse effect on the exclusion of interest on Bonds for federal income tax purposes; (v) approval by the Issuer, which approval shall not be unreasonably withheld; (vi) approval, if deemed necessary by the Issuer, by the State Department of Commerce; and (vii) if a Letter of Credit is held by the Paying Agent, consent of the Bank. For purposes of this Section 8.3, no assignment shall be deemed to have occurred (a) upon foreclosure by the Bank, or a conveyance in lieu thereof, or any other transfer to the Bank or to a nominee of the Bank which is an affiliate of Bank, or (b) by reason of a change in the identity of the stockholders or partners of the Company. Subject to the foregoing, this Financing Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, and the terms "Issuer" and "Company" shall, where the context requires, include the respective successors and assigns of such persons. No assignment pursuant to this Section shall release the Company from its obligations under this Agreement, unless, if a Letter of Credit is held by the Paying Agent, the Bank consents to such release.

          Section 8.4 Amendments. This Financing Agreement may not be amended except as permitted by the Indenture. Any such amendment shall be by an instrument in writing signed by the parties.

          Section 8.5   Term of Agreement.      This Financing Agreement and
     the respective obligations of the parties hereto shall be in full force and effect from the date hereof until (i) the principal or redemption price of, premium, if any, on and all interest on the Bonds shall have been paid,
     or provision   for such payment shall have been made pursuant to the
     terms of the Indenture, (ii) the lien of the Indenture shall have been discharged pursuant to Section 17.01 thereof, (iii) the Company shall have satisfied all its obligations under the Reimbursement Agreement, and (iv) the Company and the Issuer shall have satisfied their respective obligations under Section 5.8 hereof.

          Section 8.6   Amounts Remaining in Funds.  It is agreed by the parties
     that   any amounts remaining in the Bond Fund or Acquisition Fund after payment in full of the Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) and of the fees, charges and expenses of the Trustee, the Paying Agent and the Issuer in accordance with the Indenture, shall, upon release of the Indenture pursuant to Section 17.01 thereof, be paid by the Trustee to the Bank to the extent of any unreimbursed drawing under the Letter of Credit or any other obligations owing by the Company to the Bank under the Reimbursement Agreement. Any remaining moneys shall belong to and be paid by the Trustee to the Company or such other person as may be entitled thereto as an overpayment of the Purchase Price.

          Section 8.7 No Warranty by Issuer of Condition, Suitability or Zoning of Project Facility. The Issuer makes no warranty, either express or implied, as to the condition of the Project Facilities or any part thereof or that they will be suitable for the Company's purposes or needs. The Company acknowledges and agrees that the Issuer is not a dealer in property of such kind, and that the Issuer has not made, and does not hereby make, any representation or warranty or covenant with respect to the merchantability, fitness for a particular purpose, condition or suitability of the Project Facilities in any respect or in connection with or for the purposes and uses of the Company or its tenants. The Issuer makes no representations as to the zoning of the land included in the Project Facilities.

          Section 8.8 Company's Federal Income Taxation. Consistent with the terms and conditions of this Agreement, the Issuer agrees that the Company shall be deemed the owner of the Project

     Facilities for federal income tax purposes and further agrees to cooperate fully with the Company in obtaining favorable federal income tax treatment of this sale and the Project Facilities subject hereto. For such purposes, the parties acknowledge their intent to create a valid installment purchase agreement herein, with legal title to the Project Facilities held by Issuer prior to transfer of such title to Company pursuant to Section 5.8 hereof.

          Section 8.9 Survival of Covenants, Conditions and Representations. All covenants, conditions and representations of the Company contained herein which, by nature, impliedly or expressly involve performance in any particular manner after the delivery of the Issuer's title or which cannot be ascertained to have been performed until after the said delivery, shall survive said delivery.

          Section 8.10 Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof, all of which shall be liberally construed in favor of the Issuer and the Trustee in order to effect the provisions of this Agreement.

          Section 8.11 Applicable Law. This Financing Agreement shall be deemed to be a contract made in the State and governed by the laws of the State.

          Section 8.12 Headings. The captions or headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.

          Section 8.13 Counterparts. This Financing Agreement may be executed in any number of counterparts, each of which when duly executed and delivered shall be an original; but such counterparts together constitute but one and the same instrument.

          Section 8.14 Receipt of Indenture. The Company hereby acknowledges that it has received an executed copy of the Indenture and is familiar with its provisions, and agrees that its rights hereunder are subject to the provisions of the Indenture, that it will comply with and be bound by all of the provisions of the Indenture that are binding on the Issuer, that it will take all such actions as are required or contemplated of the Company under the Indenture to preserve and protect the rights of the Trustee and of the Bondholders thereunder, and that the Company will not take any action which would cause a default thereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.




                                            ERIE COUNTY INDUSTRIAL DEVELOPMENT
     [SEAL]                                 AUTHORITY



     Attest Robert H. Ploehn                By  Edward F. Bordonaro
           --------------------                --------------------------------
                Secretary                                Chairman



     [SEAL]                                 McINNES STEEL COMPANY



     Attest James E. Spoden                   By Timothy M. Hunter
           ---------------------               --------------------------------
            Asst. Secretary                             Treasurer

COMMONWEALTH OF PENNSYLVANIA         )
                                     )   ss:
COUNTY OF ERIE                       )


          On this, the 7th day of November, 1991, before me, the undersigned notary public, personally appeared Edward F. Bordonaro, who acknowledged himself to be the Chairman of Erie County Industrial Development Authority, a body corporate and politic, and that he as such officer, being authorized to do so, executed the foregoing Financing Agreement for the purposes therein contained by signing the name of said body corporate and politic by himself as such officer.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.

                                                  Beverly J. McChesney
                                               -------------------------------
                                                         Notary Public




     My Commission Expires                          Notarial Seal
                                        Beverly J. McChesney, Notary Public
      (NOTARIAL SEAL)                             Erie, Erie County
                                         My Commission Expires Sept. 5, 1994



     COMMONWEALTH OF PENNSYLVANIA    )
                                     )   ss:
     COUNTY OF ERIE                  )


          On this, the 7th day of November, 1991, before me the undersigned notary public, personally appeared Timothy M. Hunter, who acknowledged himself to be the President of McInnes Steel Company, a Pennsylvania corporation, and that he as such officer, being authorized to do so, executed the foregoing Financing Agreement for the purposes therein contained by signing the name of said corporation by himself as such officer.

          IN WITNESS WHEREOF, I hereunto set my hand and official seal.


                                                      Beverly J. McChesney
                                                   -----------------------------
                                                          Notary Public


     My Commission Expires                          Notarial Seal
                                        Beverly J. McChesney, Notary Public
     (NOTARIAL SEAL)                              Erie, Erie County
                                         My Commission Expires Sept. 5, 1994

                                   EXHIBIT A


                            REAL ESTATE DESCRIPTION
                             OF PROJECT FACILITIES


          ALL that certain piece or parcel of land situate in the City of Erie, County of Erie and Commonwealth of Pennsylvania, bounded and described as follows, to-wit:

          BEGINNING at a concrete monument in the South right-of-way line of East 12th Street, an 80 foot wide right-of-way, said point of beginning being located South 25 degrees 46 feet 10 inches East, a distance of 40.00 feet from a city monument at the intersection of the center line of East 12th Street and the line common to reserve number 47 and 48; thence South 25 degrees 46 feet 10 inches East, a distance of 772.13 feet to a concrete monument; thence South 63 degrees 35 feet West, along the North right-of-way line of the Penn Central Railroad a distance of 300.02 feet to a concrete monument thence North 25 degrees 46 feet 10 inches West, a distance of 374.36 feet to a concrete monument, thence South 64 degrees 00 feet 35 inches West, a distance of 127.59 feet to a concrete monument in the center line of a 30 foot wide common drive; thence along said center line North 25 degrees 46 feet 10 inches West, a distance of 400.00 feet to a point in the South right-of-way line of East 12th Street, an 80 foot wide right-of-way, said point being located South 25 degrees 46 feet 10 inches East, a distance of 40 feet from a city monument located at the intersection of the center line of East 12th Street and the center line of Gilson Avenue; thence along the South right-of-way line North 64 degrees 00 feet 35 inches East passing over a concrete monument at a distance of
     127.59 feet a total distance of 427.59 feet to a concrete monument and the place of beginning.

          Together with all improvements thereon, including a manufacturing facility and office facility and commonly known as East 12 Street, Erie, Pennsylvania.

                                   EXHIBIT B

                               PROJECT FACILITIES



          The Project Facilities consist in part of a one-story 29,955 square foot building and related furnishings, machinery and equipment now identified for or hereafter to be incorporated into said building as constructed on approximately 6.5 acres of land, located in the City of Erie, Erie County, Pennsylvania. Such land on which such building will be located is more fully described in the foregoing Exhibit A.

          The following is an itemization of the Project Facilities furnishings, machinery and equipment components as the same are identified as part of the Project Facilities as of November 7, 1991:

          Machinery, Fixtures and Equipment, including, but not limited to:

          Ring Mill - The Ring Mill is a Wagner, Type RAW 63/63 - 16OO/315, radial axial rolling machine, custom engineered to McInnes specification. The machine is computer controlled, has an axial and radial rolling force of 63 metric tons and is capable of rolling seamless rings with an outside diameter ranging from 100 mm - 1600 mm (4" - 63"), ring height from 20 mm
     - 315 mm (1" - 12") and a maximum ring weight of 630 KG (1,400 lbs.)

          Hydraulic Press - The Hydraulic Press is an open die forging - ring preform press and will be utilized in preforming blanks for the Ring Mill. The Press is a four column, push down, of moving cylinder design with a capacity of 1,200 U.S. tons to 1,800 U.S. tons. Ring blanks prepared on this press will typically weight 10 KG (25 lbs.) and greater.


          Mechanical Press - The Mechanical Press is a 1,600 U.S. ton to 2,500 U.S. ton forging press that will be utilized in preforming ring blanks for the Ring Mill in the smaller than 10 KG (25 lbs.) size range. The Mechanical Press is much faster than a Hydraulic Press, resulting in less contact time, and less heat loss, which is important in the preparation of small ring blanks. Preparation of large ring blanks on a Mechanical Press is not possible due to its slower operating characteristics.

          Forge Furnaces - To support the flexibility of the Wagner Ring Mill four Forge Furnaces will be needed. Two of the four furnaces shall be rated at 1,200 pound of through put per hour each. They shall use electricity or natural gas as the means in which to heat product. They shall have a modified slot design for access. The heating chamber size will be approximately 36 inches in depth and 84 inches in width.

          Two larger furnaces capable of 2,000 pounds minimum will be utilized for the larger stock sizes. These furnaces will be of the box design, having a door which moves vertically for access to the heating chamber. The chamber size shall be approximately 84 inches in depth, 84 inches in width, and 48 inches in height.

          Heat Treat Furnaces - Two Heat Treat Furnaces are initially budgeted to handle several heat treat cycles. The design parameters will be based on a single car bottom style furnace, with a working chamber size of 72 inches width, 144 inches depth and 36 inches in height. Temperatures to 1,500 degrees Farenheit can be expected with heat uniformity of +/- 15 degrees Farenheit.

          Electrical Service Upgrades - Due to the substantial electrical loads which the Ring Mill and Hydraulic Press require, two Transformers are required for the building. When purchased, the incoming electrical power is 115 KVA. Although efficient for warehousing operations, the voltage and capacity were grossly inadequate.

          The transformers have been sized to provide current and future anticipated demands. The 12,500 volt primary service will be stepped down to two secondary services through the respective transformers, one being 4,160 volts, 2,000 KVA and the second a 480 volt, 1,500 KVA service.

          TOGETHER with all additions thereto, substitutions therefor, replacements thereof, and proceeds thereof, and together also with all other fixtures, furnishings, machinery and equipment of whatever description hereinafter incorporated into, becoming a part of or erected upon the aforesaid 6.5 acres of land and the building constructed thereon so as to constitute a complete and assembled economic unit and manufacturing facility.

                                   EXHIBIT C

                Required Amortization of Principal of $6,000,000
           Purchase Price, per Section 5.3 of the Financing Agreement



       Principal shall be paid in accordance with the following schedule. If any specified payment date is not a Business Day, the payment date shall be construed to mean the Business Day next preceding the specified payment date.


   Payment                       Beginning                    Principal                   Ending
     Date                         Balance                      Payable                   Balance
   -------                       ---------                    ---------                  -------
   October 31, 1994              $6,000,000                     $700,000               $5,300,000
   October 31, 1995               5,300,000                      800,000                4,500,000
   October 31, 1996               4,500,000                      700,000                3,800,000
   October 31, 1997               3,800,000                      800,000                3,000,000
   October 31, 1998               3,000,000                      700,000                2,300,000
   October 31, 1999               2,300,000                      800,000                1,500,000
   October 31, 2000               1,500,000                      700,000                  800,000
   October 31, 2001                 800,000                      800,000                    -0-

                                   ASSIGNMENT



          KNOW ALL MEN BY THESE PRESENTS that Erie County Industrial Development Authority (the "Issuer"), does hereby assign, transfer and set over to Marine Bank, as Trustee, a corporation and bank and trust company organized and existing under the laws of the Commonwealth of Pennsylvania, having its principal corporate trust office at 901 State Street, Erie, Pennsylvania, (the "Trustee") under the Trust Indenture dated as of November 1, 1991 (the "Indenture") of the Issuer, all right, title and interest of the Issuer in and to the Installment Sale Agreement (the "Agreement") dated as of December 1, 1988 between the Issuer and McInnes Steel Company, as well as the Purchase Price (as defined therein) and other payments payable or which may become payable thereunder, the same to be held in trust and applied by the Trustee as provided in the Indenture, and the Issuer does hereby constitute and appoint the Trustee, its true and lawful attorney for it and in its name to collect and receive payment of any and all of said Purchase Price and other payments and to give good and sufficient receipts therefor, hereby ratifying and confirming all that said attorney may do in the premises. The Trustee may, but, except as otherwise provided in the Indenture, shall not be required to, institute any proceedings or take any action in its name or in the name of the Issuer to enforce payment or collection of any or all of such payments on account of said Purchase Price and other payments.

          Notwithstanding such assignment and transfer, so long as the Issuer shall not be in default under the Indenture,

               (a) the Issuer shall have the right and duty to give all approvals and consents permitted or required under the Agreement subject to any restrictions of the Indenture;

               (b) the Issuer shall have the right to execute supplements and/or amendments to the Agreement to the extent and in the manner permitted by the Indenture and by the Agreement;

               (c) there shall be no responsibility on the part of the Trustee for the duties or obligations of the Issuer contained in the Agreement and in any supplements and/or amendments thereto; and

               (d) the Issuer shall be entitled to indemnification and payment for its expenses, all in accordance with the Agreement.


                                    1 of 2

          IN WITNESS WHEREOF, the Issuer has caused this Assignment to be duly executed in its name by its Chairman or Vice Chairman, and its corporate seal to be hereunto affixed and attested by its Secretary or Assistant Secretary, and this Assignment to be dated as of December 1, 1988.

                                        ERIE COUNTY INDUSTRIAL DEVELOPMENT
                                        AUTHORITY



                                        By Edward F. Bordonaro
                                           -------------------------------
                                                      Chairman
     [SEAL]

     Attest:

     Robert H. Ploehn
     -----------------------
         Secretary




     COMMONWEALTH OF PENNSYLVANIA    )
                                     )  ss:
     COUNTY OF ERIE                  )




          On this, the 7th day of November, 1991, before me, a Notary Public, personally appeared Edward F. Bordonaro, known to me to be the Chairman of the aforesaid Authority, and being authorized to do so, he did acknowledge the foregoing Assignment as the act and deed of said Authority.

          WITNESS my hand and official seal.


                                               Beverly J. McChesney
                                            ---------------------------
                                                  Notary Public


                                                     Notarial Seal
                                            Beverly J. McChesney, Notary Public
                                                    Erie, Erie County
                                           My Commission Expires, Sept. 5, 1994



                                     2 of 2